UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 22, 2012 (Date of earliest event reported)
Digirad Corporation (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50789 (Commission File Number)	33-0145723 (IRS Employer Identification Number)

13950 Stowe Drive, Poway, CA (Address of principal executive offices)		92064 (Zip Code)
(858) 726-1600 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)
On April 22, 2012, Steven C. Mendell and Kenneth E. Olson resigned from the Board of Directors (the "Board") of Digirad Corporation (the "Company").
(c)
On April 22, 2012, Jeffrey E. Eberwein, Charles M. Gillman and James B. Hawkins were appointed to the Board. In connection with these appointments, the Board voted to increase the size of the Board from six to seven directors.
Mr. Hawkins has been appointed as the chair of the Compensation Committee. Mr. Gilman has been appointed as the chair of the Corporate Governance Committee. Mr. Eberwein has been appointed as the chair of the Strategic Advisory Committee, which is a newly-formed standing committee of the Board. Messrs. Eberwein, Gillman and Hawkins were not appointed to any other committees of the Board.
The Company is not aware of any relationships or transactions in which any of Messrs. Eberwein, Gillman or Hawkins has or will have an interest, or was or is a party, requiring disclosure pursuant to Item 404(a) of Regulation S-K.
As members of the Board, Messrs. Eberwein, Gillman and Hawkins will be eligible to receive non-employee director compensation consistent with that provided to other non-employee directors. The Board has not made any determination as to initial equity grants, if any, to these individuals.

Item 8.01. Other Events

On April 23, 2012, Digirad issued a press release regarding, among other things, the appointment of Messrs. Eberwein, Gillman and Hawkins to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of Digirad Corporation dated April 23, 2012

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 23, 2012	DIGIRAD CORPORATION By: /s/ Todd P. Clyde Todd P. Clyde President and Chief Executive Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Digirad Corporation dated April 23, 2012